EXHIBIT 99.4
       ATC Healthcare Announces Third Quarter 2005 Results of Operations

    LAKE SUCCESS, N.Y.--(BUSINESS WIRE)--Jan. 14, 2005--ATC Healthcare, Inc. (AMEX:AHN), a national leader in medical staffing, today reported results for its third quarter of fiscal year end 2005, which ended November 30, 2004. Revenues for the third quarter ended November 30, 2004 were $24.5 million compared to $32.4 million for the quarter ended November 30, 2003. The reduction in revenues is due to the closing of 3 marginally performing offices during the quarter and 9 offices year to date. Service costs were 81.0% of total revenues in the third quarter of fiscal year end 2005 as compared to 79.2% in the third quarter of the prior year. Margins have decreased due to the decreased demand for temporary nurses, which has increased the competitive environment pressuring fees. Loss from operations for the quarter ended November 30, 2004 was $1.6 million after a office closing and restructuring charge of $449 thousand, versus a loss from operations of $1.9 million after office closing and restructuring charges of $2.6 million for the quarter ended November 30, 2003. Net loss for the quarter ended November 30, 2004 was $1.3 million or $(.05) per basic and diluted share versus a net loss of $5.0 million or $(.20) per basic and diluted share for the quarter ended November 30, 2003.

    Nine Month Results

    ATC reported revenues of $80.7 million for the nine months ended November 30, 2004, as compared to revenues of $100.1 million for same time period last year. The reduction in revenues is due to the closing of 9 marginally performing offices during the current year and the closing of offices late in 2003. Service costs were 78.9% of total revenues for the nine months of fiscal 2005 as compared to 78.8% for the nine months of fiscal 2004. Loss from operations was $321 thousand for the nine months ended November 30, 2004 after the recording of the Office closing and restructuring charge as compared to a loss from operations of $1.0 million for the same period last year after the recording of the Office closing and restructuring charge. The Company recorded a net loss of $1.6 million or $(.07) per basic and diluted share for the first nine months of fiscal 2005 versus a net loss of $5.9 million or $(.25) per basic and diluted share for the first nine months of fiscal 2004. David Savitsky, CEO, remarked "We are continuing to add new Licensees to our network, like the recently announced offices in Grand Junction and Greeley, Colorado and Cheyenne, Wyoming, to help rebuild sales and move the company closer to profitability."
    In conjunction with this release, management will host a teleconference Tuesday, January 18th at 12:00pm Eastern Time. The dial in number 800-967-7134 confirmation code 8377457. There will be a 48 hour replay. The replay number is, 888-203-1112 , Code 8377457.

    About ATC Healthcare, Inc.

    ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics and other health care facilities with 50 locations in 23 states. ATC provides supplemental staffing, outsourcing and human resources solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 healthcare professionals spanning more than 50 specialties, the Company supplies both clinical and non-clinical personnel for short-term, long-term, and "traveling" contract assignments. To learn more about the Company's services, visit their web site at www.atchealthcare.com. This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in ATC Healthcare, Inc. Annual Report on Form 10-K for the year ended February 29, 2004 as filed with the Securities and Exchange Commission on May 28, 2004.



                 ATC HEALTHCARE, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (UNAUDITED)
                 (In thousands, except per share data)

                    For the Three Months        For the Nine Months
                          Ended       (unaudited)      Ended

                  November 30, November 30, November 30, November 30,
                     2004        2003           2004        2003
                    ------      ------         ------      ------
REVENUES:
 Service revenues   $24,543     $32,383       $80,742    $100,066
----------------------------------------------------------------------

COSTS AND EXPENSES:
 Service costs       19,882      25,649        63,749      78,847
 General and
  administrative
  expenses            5,494       5,476        15,859      17,890
 Depreciation
  and amortization      338         580         1,006       1,761
 Office closing
  and restructuring     449       2,589           449       2,589
----------------------------------------------------------------------

Total operating
 expenses            26,163      34,294        81,063     101,087
----------------------------------------------------------------------

(LOSS) FROM
 OPERATIONS          (1,620)     (1,911)         (321)     (1,021)
----------------------------------------------------------------------

INTEREST AND OTHER
 EXPENSES (INCOME):
  Interest
   expense, net       1,033       1,095         3,258       3,058
  Other (income), net    (2)                     (694)        (89)
  Adjustment of
   TCLS Guarantee    (2,293)         --        (2,293)         --
----------------------------------------------------------------------
Total interest and
 other expenses      (1,262)      1,095           271       2,969
----------------------------------------------------------------------

(LOSS) BEFORE INCOME
 TAXES                 (358)     (3,006)         (592)     (3,990)

INCOME TAX PROVISION    939       2,041           990       1,929
----------------------------------------------------------------------


 NET  (LOSS)        $(1,297)    $(5,047)     $ (1,582)   $ (5,920)
======================================================================

DIVIDENDS ACCRETED
 TO PREFERRED
 SHAREHOLDERS           $18         $17           $53         $50

NET (LOSS)
 ATTRIBUTABLE TO
 COMMON SHAREHOLDER $(1,315)    $(5,064)     $ (1,635)    $(5,970)

----------------------------------------------------------------------
(LOSS) PER COMMON
 SHARE - BASIC:       $(.05)      $(.20)          $(.07)      $(.25)
======================================================================

----------------------------------------------------------------------
(LOSS)  PER COMMON
 SHARE - DILUTED      $(.05)     $ (.20)          $(.07)      $(.25)
======================================================================
WEIGHTED AVERAGE
 COMMON SHARES
 OUTSTANDING
  Basic              24,934      24,882          24,919      24,325
======================================================================
  Diluted            24,934      24,882          24,919      24,325
======================================================================


    CONTACT: ATC Healthcare, Inc.
             David Savitsky, 516-750-1681
             dsavitsky@atchealthcare.com
              or
             Andrew Reiben, 516-750-1663
             areiben@atchealthcare.com